Exhibit 21.1

SUBSIDIARIES OF MRS. FIELDS' HOLDING COMPANY, INC.

        The subsidiaries of Mrs. Fields' Holding Company, Inc. and its state or jurisdiction of incorporation or organization are as follows:

Mrs. Fields' Original Cookies, Inc.	Delaware

        Each of these subsidiaries does business under its respective corporate name.